FOR IMMEDIATE RELEASE

CONTACT:       Robert W. Bell, Sr. - NewCare Health Corporation - (800) 409-4262
- --------------------------------------------------------------------------------
NEWCARE HEALTH CORPORATION (NWCA)
3600 Oak Manor Lane, Largo, FL  34644


                                                                    NEWS RELEASE
- --------------------------------------------------------------------------------

May 10, 1996

                        NEWCARE ANNOUNCES 1ST QTR INCOME

NewCare Health Corporation of Largo, Florida reports earnings of $83,447 for the three months ended March 31, 1996 as compared to earnings of $116,990 for the same period in 1995. Income was $0.1 per share for both periods. Revenues were $11.4 million compared to $8.0 million for the same period last year.


                                        Three Months Ended
                                             March 31,

                                        1996           1995
                                        ----           ----

Revenues                            $11,410,041     $8,034,332

Net Income                          $    83,447     $  116,990

Share Earnings                      $       .01     $      .01



                                       17